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Exhibit 4.31

ABBOTT LABORATORIES

OFFICERS' CERTIFICATE

and

COMPANY ORDER

March 18, 2004

        With respect to the issuance by Abbott Laboratories (the "Company") of $500,000,000 in aggregate principal amount of 3.75% Notes due 2011 (the "Notes due 2011") and of $500,000,000 in aggregate principal amount of 4.35% Notes due 2014 (the "Notes due 2014" and, together with the Notes due 2011, the "Notes"), Jose M. de Lasa and Terrence C. Kearney, officers of the Company, certify pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of February 9, 2001 (the "Indenture"), between the Company and J. P. Morgan Trust Company, N.A., successor in interest to Bank One Trust Company, N.A., as Trustee (the "Trustee"), as follows:

  1.
  We have read Sections 2.1, 3.1 and 3.3 of the Indenture and the definitions therein relating hereto, reviewed the resolutions of the Board of Directors of the Company adopted on September 12, 2003 (attached as Exhibit B to the Secretary's Certificate of even date herewith), the Actions of the Authorized Officers of March 11, 2004 (attached as Exhibit C to the Secretary's Certificate of even date herewith), conferred with executive officers of the Company and, in our opinion, made such other examinations and investigations as are necessary to enable us to express an informed opinion as to whether Sections 2.1, 3.1 and 3.3 of the Indenture have been complied with.

  2.
  Based on the above-described examinations and investigations, in our opinion, all conditions precedent relating to the authentication and delivery of the Notes, including those conditions under Sections 2.1, 3.1 and 3.3 of the Indenture, have been complied with.

  3.
  The terms of the Notes are set forth in the Actions of the Authorized Officers, dated March 11, 2004 (attached as Exhibit C to the Secretary's Certificate of even date herewith).

  4.
  In accordance with the provisions of Section 3.3 of the Indenture, the Trustee is hereby authorized and requested to authenticate the Notes and to deliver such Notes to or at the direction of Morgan Stanley & Co. Incorporated, as representative of the several underwriters.

        Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

        IN WITNESS WHEREOF, the undersigned have executed this Officers' Certificate as of the date first above written.

ABBOTT LABORATORIES
By:
Name: Jose M. de Lasa Title: Executive Vice President and General Counsel
By:
Name: Terrence C. Kearney Title: Vice President and Treasurer

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ABBOTT LABORATORIES OFFICERS' CERTIFICATE and COMPANY ORDER March 18, 2004